Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ITEM 9 LABS CORP.

and

I9 ACQUISITION SUB, INC.

and

OCG, INC.

and

PRINCIPALS

and

STOCKHOLDER REPRESENTATIVE

December 13, 2020

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 13, 2020 (“Execution Date”), is entered into among Item 9 Labs Corp., a Delaware corporation (“Parent”), I9 Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), OCG, Inc., a Colorado corporation (“Company”), Mike Weinberger (“Weinberger”), John Darwin (“Darwin”), Christian Hageseth (“Hageseth” and together with Weinberger and Darwin, the “Principals”), and Weinberger, as Stockholder Representative (“Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Colorado Business Corporation Act (“CBCA”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 7-107-104 of the CBCA, a written consent of its stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 7-111-106.5 of the CBCA;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, a portion of the consideration otherwise deliverable by Parent to the stockholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, Employment Agreements, Lock Up Agreements, Principal Notes, Yancy Note, Option Cancellation Agreements, Warrant Cancellation Agreements, Note Cancellation Agreements, and Restricted Stock Unit Cancellation Agreements.

“Automatic Convertible Notes” means convertible debt instruments, including convertible notes, issued by the Company which pursuant to their terms are automatically accelerated and the entire amount owing thereunder automatically converts into Shares immediately prior to the Closing.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona are authorized or required by Law to be closed for business.

“Carter Employment Agreement” has the meaning set forth in Section 2.03(a)(xii).

“CBCA” has the meaning set forth in the recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Deferred Compensation Amounts Certificate” means a certificate executed by Weinberger and Darwin as officers of the Company certifying on behalf of the Company the outstanding Deferred Compensation Amounts owed to the Principals as of the close of business on the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Weinberger nor Darwin shall be entitled to any indemnification by Company with respect to the execution and delivery of such certificate.

“Closing Indebtedness Certificate” means a certificate executed by Weinberger and Darwin as officers of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Weinberger nor Darwin shall be entitled to any indemnification by Company with respect to the execution and delivery of such certificate.

“Closing Merger Consideration” means the Purchase Consideration, minus (w) the Indemnification Escrow Shares, minus (x) the number of shares of Parent Common Stock calculated by dividing the outstanding Indebtedness of the Company and its Subsidiaries as of the close of business on the Closing Date, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date, minus (y) the number of shares of Parent Common Stock calculated by dividing the amount of Transaction Expenses of the Company and its Subsidiaries as of the close of business on the Closing Date, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date, and minus (z) the number of shares of Parent Common Stock calculated by dividing the aggregate Deferred Compensation Amounts as set forth on the Closing Deferred Compensation Amounts Certificate, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number; provided, however that any fractional shares shall be rounded down and no fractional shares of Parent Common Stock shall be issued or payable.

“Closing Transaction Expenses Certificate” means a certificate executed by Weinberger and Darwin as officers of the Company, certifying the amount of Transaction Expenses (including an itemized list of each such Transaction Expense, with a description of the nature of such expense and the Persons to whom such Transaction Expenses are owed or were paid, and supporting documentation from the Persons that were paid or are owed such Transaction Expenses); provided, however, that notwithstanding anything in this Agreement to the contrary, neither Weinberger nor Darwin shall be entitled to any indemnification by Company with respect to the execution and delivery of such certificate.

“Closing Working Capital” means: (a) the Current Assets of the Companies, less (b) the Current Liabilities of the Companies, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 2.19.

“Companies” means, collectively, the Company and its Subsidiaries.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company or its Subsidiaries.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).

“Consulting Agreements” has the meaning set forth in Section 7.02(h).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Persons” has the meaning set forth in Section 3.29.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Companies, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Darwin Employment Agreement” has the meaning set forth in Section 2.03(a)(xii).

“Darwin Note” has the meaning set forth in Section 2.03(a)(xiv).

“D&O Indemnified Party” has the meaning set forth in Section 5.08(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“D&O Tail Policy” has the meaning set forth in Section 5.08(c).

“Deferred Compensation Amount” means the aggregate amount of deferred compensation owed to the Principals by the Company as of the Closing Date.

“DGCL” means the Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent, as applicable, concurrently with the execution and delivery of this Agreement.

“Dispute” means certain potential claims alleged by Robert L. Stevens (“Receiver”), as the receiver of CCR II, LLC (an affiliate of Parent), against the Company and/or any of its Affiliates with respect to the Company’s or any of its Affiliates’ dealings with CCR II, LLC.

“Dispute Settlement Agreement” has the meaning set forth in Section 3.27.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Disqualification Events” has the meaning set forth in Section 3.29.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $”  means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Employment Agreements” has the meaning set forth in Section 2.03(a)(xii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Companies as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Nevada Agency and Transfer Company.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Stockholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Funds” means the Indemnification Escrow Fund and the Stockholder Representative Expense Fund, if applicable.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.17(a)(i).

“Execution Date” has the meaning set forth in the preamble.

“Exchange Agent” has the meaning set forth in Section 2.11(b).

“FDD” has the meaning set forth in Section 3.30(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Franchisee” means a Person who, as of the date hereof or as of the Closing Date, as the case may be, is a party to a Franchise Agreement with the Company of any of its Subsidiaries.

“Franchises” has the meaning set forth in Section 3.30(a).

“Franchise Agreements” has the meaning set forth in Section 3.30(c).

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)).

“Fundamental Representations” means the representations or warranties of the Company and/or the Principals contained in Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.05, Section 3.07, Section 3.10, Section 3.12, Section 3.18, Section 3.20, Section 3.21, Section 3.22, Section 3.25, Section 3.26, Section 3.27, Section 3.28, Section 3.29, Section 3.30, and/or Section 3.31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal (but excluding federal authorities enforcing applicable federal laws, rules or regulations pertaining to cannabis), state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hageseth Note” has the meaning set forth in Section 2.03(a)(xiv).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Companies, all (a) indebtedness for borrowed money (including, without limitation, any indebtedness or obligations to any of the Principals and any other directors or officers of the Company); (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, or by verbal commitments, or reflected on the Financial Statements; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) any Liabilities of the Company other than indebtedness under the Automatic Convertible Notes for principal and accrued interest under such Automatic Convertible Notes which will be converted into Shares prior to the Closing and/or Effective Time;(h) guarantees made by the Company or any of its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h). Indebtedness does not include amounts owed by Company to Parent pursuant that certain Revolving Line of Credit, dated as of May 15, 2020, by Company in favor of Parent (as previously or hereafter amended or modified) as modified by that certain Modification Agreement, dated as of December 13, 2020, by and between Company and Parent.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.12(a).

“Indemnification Escrow Shares” means the number of shares of Parent Common Stock equal to 40% of the Purchase Consideration.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to the Company or any Subsidiary of the Company, the actual or constructive knowledge of any director or officer of the Company or any Subsidiary, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Settlement Agreement” has the meaning set forth in Section 3.27.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Lock Up Agreements” has the meaning set forth in Section 2.03(a)(xiii).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holders” has the meaning set forth in Section 10.01(b).

“Master Development Agreements” has the meaning set forth in Section 3.30(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds that the Stockholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-Automatic Convertible Notes” means convertible debt instruments, including convertible notes, issued by the Company which pursuant to their terms are convertible into Shares at the option of the holder of such Non-Automatic Convertible Notes, and are not automatically accelerated and converted upon a merger transaction.

“Note Cancellation Agreement” has the meaning set forth in Section 2.09.

“Note Purchase Agreement” has the meaning set forth in Section 3.28.

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan, or any other option to purchase equity securities of the Company, and still outstanding either on the date of this Agreement or immediately prior to the Closing, as the case may be.

“Option Cancellation Agreement” has the meaning set forth in Section 2.09.

“Optionholder” means a holder of an Option.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Common Stock” the common stock, par value $0.0001 per share, of the Parent.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Companies for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Companies for any Pre-Closing Tax Period.

“Principal Notes” has the meaning set forth in Section 2.03(a)(xiv).

“Principals” has the meaning set forth in the preamble.

“Pro Rata Share” means, with respect to any Stockholder, such Person's ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, by (b) the Fully Diluted Share Number.

“Purchase Consideration” means 19,080,000 shares of Parent Common Stock.

“Put Option Agreement” has the meaning set forth in Section 3.28.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Receiver” has the meaning set forth in Section 7.02(j).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Restricted Stock Unit Cancellation Agreement” has the meaning set forth in Section 2.09.

“Restricted Stock Units” means restricted stock units, issued by the Company which are convertible into Shares or other equity securities of the Company (including Restricted Stock Units issued to Francis Knuettel II which are convertible into 2,000,000 Shares).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“Securities Act” has the meaning set forth in Section 2.19.

“Shares” has the meaning set forth in Section 2.08(a).

“Solicitor” has the meaning set forth in Section 3.29.

“Statement of Merger” has the meaning set forth in Section 2.04.

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the OCG, Inc. 2020 Stock Incentive Plan of the Company.

“Stockholder” means a holder of Company Common Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Notice” has the meaning set forth in Section 5.04(b).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Amount” means $0.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.12(b).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, directly or indirectly by such Person.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, capital stock, social security (or similar), disability, value added, alternative or add on minimum, escheat, unclaimed property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means Governmental Authority or other authority responsible for the administration of any Tax, including, without limitation, the Internal Revenue Service.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Tower Road Lease” means that certain Lease Agreement dated as of February 8, 2019, by and between OCG-CO-RETAIL-T-6702 TOWER, LLC, a Colorado limited liability company (as tenant) and OCG-CO-RETAIL-C-6702 TOWER, LLC, a Colorado limited liability company (as landlord).

“Transaction Expenses” means all fees and expenses incurred by the Company and any of its Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any costs of the D&O Tail Policy referenced in Section 5.08(c).

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Unit Franchise Agreements” has the meaning set forth in Section 3.30(c).

“VWAP” means the volume weighted average closing price of the Parent Common Stock on the OTCQB or OTCQX, as applicable, for the ten (10) trading days ending on the applicable date.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Cancellation Agreement” has the meaning set forth in Section 2.09.

“Warrantholder” means any Person who has been issued Warrants that are outstanding as of the Closing Date.

“Warrants” means warrants issued by the Company to acquire Company Common Stock or other equity securities of the Company that are outstanding either on the date of this Agreement or immediately prior to the Closing, as the case may be.

“Weinberger Employment Agreement” has the meaning set forth in Section 2.03(a)(xii).

“Weinberger Note” has the meaning set forth in Section 2.03(a)(xiv).

“Written Consent” has the meaning set forth in Section 5.04(a).

“Yancy Note” has the meaning set forth in Section 2.03(a)(xiv).

“Year-End Financial Statements” has the meaning set forth in Section 3.06.

Article II
The Merger

Section 2.01      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and CBCA, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 12:01 a.m., Arizona time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Quarles & Brady LLP, One Renaissance Square, Two North Central Avenue, Phoenix, Arizona, 85004, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03      Closing Deliverables.

(a)            At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent (or such other Person as may be specified herein) the following:

(i)             the Escrow Agreement duly executed by Stockholder Representative;

(ii)           resignations of the directors and officers of the Company pursuant to Section 5.06;

(iii)         a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders representing the affirmative vote of Stockholders representing at least 75% of the outstanding Shares approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi)          a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdictions under the Laws in which the Company and each of its Subsidiaries are organized;

(vii)        at least two (2) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(viii)      at least two (2) Business Days prior to the Closing, the Closing Indebtedness Certificate, and the Closing Deferred Compensation Amounts Certificate;

(ix)          the Estimated Closing Working Capital Statement contemplated in Section 2.17(a);

(x)           the Consideration Spreadsheet contemplated in Section 2.18;

(xi)          the FIRPTA Statement;

(xii)        a counterpart signature to the employment agreements substantially in the form of Exhibit B with each of Mike Weinberger (the “Weinberger Employment Agreement”), John Darwin (the “Darwin Employment Agreement”), Justin Livingston (the “Livingston Employment Agreement”) and Corey Carter (the “Carter Employment Agreement” and together with the Weinberger Employment Agreement, Livingston Employment Agreement and Darwin Employment Agreement, the “Employment Agreements”);

(xiii)      a counterpart signature to the lock up and leak out agreements with each of Christian Hageseth, Mike Weinberger, John Darwin, Corey Carter, each Stockholder who will own one (1) million or more shares of the Purchase Consideration as a result of the Merger, and each Person owning one (1) million or more shares of Parent Common Stock as of September 30, 2020, substantially in the form attached hereto as Exhibit C (the “Lock Up Agreements”);

(xiv)       a counterpart signature to the promissory notes substantially in the form of Exhibit D issued by OCG, Inc.to each of Mike Weinberger (the “Weinberger Note”), John Darwin (the “Darwin Note”), Christian Hageseth (the “Hageseth Note” and together with the Weinberger Note and Darwin Note, the “Principal Notes”), and [redacted];

(xv)        payment to the Escrow Agent by wire transfer of immediately available funds the Stockholder Representative Expense Amount as set forth in Section 2.12;

(xvi)       such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement (including, without limitation, any documents or instruments pertaining to any matter set forth in Section 7.01 or Section 7.02).

(b)           At the Closing, Parent shall retain, deliver, or cause to be delivered, to the Company (or such other Person as may be specified herein) the following:

(i)             the Escrow Agreement duly executed by Parent;

(ii)           to the Exchange Agent the number of shares of Parent Common Stock equal to the aggregate Closing Merger Consideration issuable pursuant to Section 2.08 in exchange for Shares;

(iii)         From the Purchase Consideration Parent shall retain for its own account the number of shares of Parent Common Stock calculated by dividing the amount of Transaction Expenses of the Company or any of its Subsidiaries as of the close of business on the Closing Date, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date, and the Stockholders shall have no rights with respect to such retained Parent Common Stock;

(iv)          From the Purchase Consideration Parent shall retain for its own account the number of shares of Parent Common Stock calculated by dividing the outstanding Indebtedness of the Company or any of its Subsidiaries as of the close of business on the Closing Date, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date, and the Stockholders shall have no rights with respect to such retained Parent Common Stock;

(v)           From the Purchase Consideration Parent shall retain for its own account the number of shares of Parent Common Stock calculated by dividing the aggregate Deferred Compensation Amounts as set forth on the Closing Deferred Compensation Amounts Certificate, by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date, and the Stockholders shall have no rights with respect to such retained Parent Common Stock;

(vi)          a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(vii)        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(ix)          a counterpart signature to the Employment Agreements;

(x)           a counterpart signature to the Lock Up Agreements;

(xi)          a counterpart signature to the Principal Notes; and

(xii)        such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04      Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall (i) cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL, and (ii) cause a statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CBCA and shall make all other filings or recordings required under the CBCA. The Merger shall become effective at such time as the Certificate of Merger and Statement of Merger have been duly filed with the Secretary of State of the State of Delaware and Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger and Statement of Merger in accordance with the DGCL and CBCA, as applicable (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05      Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and CBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06      Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07      Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. For a period of eighteen (18) months following the Closing, except as otherwise provided herein Weinberger shall serve as a member of the board of directors of the Parent; provided, however, that Weinberger may be immediately removed from the board of directors of Parent in the event the Company or any of the Principals are in material breach of this Agreement or any agreement contemplated by this Agreement.

Section 2.08      Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)            Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, without interest, together with any amounts that may become deliverable in respect of such Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein.

(c)            Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09      Treatment of Options; Employee Stock Purchase Plan and Corporate Actions.

(a)            Prior to the Closing, the Company shall obtain from each Optionholder a fully executed Option Cancellation Agreement in a form acceptable to Parent (each, an “Option Cancellation Agreement”), pursuant to which all Options held by such Optionholder are cancelled in their entirety, the Optionholder shall cease to have any rights with respect thereto, it being understood that any Options must be exercised by the Optionholder and paid for prior to Closing.

(b)           Prior to the Closing, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to cause the Stock Option Plan to terminate at or prior to the Closing.

(c)            Prior to the Closing, the Company shall obtain from each Warrantholder a fully executed Warrant Cancellation Agreement in a form acceptable to Parent (each, a “Warrant Cancellation Agreement”), pursuant to which all Warrants held by such Warrantholder are cancelled in their entirety, the Warrantholder shall cease to have any rights with respect thereto, and only such Warrants with an exercise price of at least $3.00 per share shall be converted into warrants of the Parent under substantially similar terms as approved in writing by the Parent in its sole reasonable discretion.

(d)           Prior to the Closing, each of the Non-Automatic Convertible Notes shall be terminated and cancelled pursuant to a Note Cancellation Agreement in a form acceptable to Parent (each, a “Note Cancellation Agreement”), pursuant to which such Non-Automatic Convertible Notes are cancelled in their entirety, the holder thereof shall cease to have any rights with respect thereto, and such Non-Automatic Convertible Notes shall be converted into the number of Shares set forth in the applicable Note Cancellation Agreement and accurately reflected in the Consideration Spreadsheet for such holder.

(e)            Prior to the Closing, the Company shall obtain from each holder of any Restricted Stock Units a Restricted Stock Unit Cancellation Agreement in a form acceptable to Parent (each, a “Restricted Stock Unit Cancellation Agreement”), pursuant to which all Restricted Stock Units are cancelled in their entirety, the holder thereof shall cease to have any rights with respect thereto, and such Restricted Stock Units shall be converted into the number of Shares set forth in the applicable Restricted Stock Unit Cancellation Agreement and accurately reflected in the Consideration Spreadsheet for such holder.

Section 2.10      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 7-113-102 of the CBCA (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the CBCA with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 7-113-102 of the CBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 7-113-102 of the CBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 7-113-102 of the CBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CBCA that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11      Surrender and Payment.

(a)            At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) shall cease to have any rights as a stockholder of the Company.

(b)           Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)            As promptly as practicable following the date hereof and in any event not later than twenty (20) Business Days thereafter, the Exchange Agent shall mail to each holder of Company Common Stock a letter of transmittal in a form acceptable to Parent (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Certificate, together with a Letter of Transmittal (and including, an Option Cancellation Agreement, Warrant Cancellation Agreement, Note Cancellation Agreement and/or Restricted Stock Unit Cancellation Agreement, as applicable) duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to the holder of such Certificate the number of shares of Parent Common Stock as provided in Section 2.08(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any consideration deliverable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.

(d)           Each Stockholder shall also be entitled to any consideration that may be deliverable in the future in respect of the Shares formerly represented by such Certificate from the Escrow Funds as provided in this Agreement and the Escrow Agreement, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders on the Merger Consideration.

(e)            If any portion of the Merger Consideration is to be delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such delivery that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Tax required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)            Any portion of the Merger Consideration that remains unclaimed by the Stockholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration; provided, that any such portion of the Merger Consideration deliverable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any shares of Parent Common Stock remaining unclaimed by Stockholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)           Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.12      Escrow Funds

(a)            In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent the Indemnification Escrow Shares (such shares less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement and the obligations pursuant to Section 2.17(d), Section 2.17(f), and Section 6.03, and for other purposes provided for in this Agreement; provided, however, that the Indemnification Escrow Fund shall not limit the indemnification obligations of the Principals set forth in this Agreement and the obligations pursuant to Section 2.17(d) and Section 6.03.

(b)           In accordance with the Escrow Agreement, Company shall deposit or cause to be deposited with the Escrow Agent the Stockholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Stockholder Representative Expense Fund”), to be held for the purpose of funding any expenses of Stockholder Representative arising in connection with the administration of Stockholder Representative's duties in this Agreement after the Effective Time.

(c)            Notwithstanding anything in this Agreement to the contrary, there shall be no restriction on the release of any portion of the Indemnification Escrow Fund to Parent. Subject to any claims or rights of Parent to the Indemnification Escrow Fund with respect to Losses, the Post-Closing Adjustment, Direct Claims, Third Party Claims, or other provisions of this Agreement (including, without limitation, pursuant to Section 5.12 and Section 5.13), and subject to the terms of the Escrow Agreement, Indemnification Escrow Shares will be released from the Indemnification Escrow Fund as follows: (i) Seven Hundred Sixty-Three Thousand Two Hundred (763,200) Indemnification Escrow Shares will be released for delivery in accordance with the Consideration Spreadsheet six (6) months after Closing; (ii) Two Million Two Hundred Eighty-Nine Thousand Six Hundred (2,289,600) Indemnification Escrow Shares will be released for delivery in accordance with the Consideration Spreadsheet twelve (12) months after Closing, and (iii) Four Million Five Hundred Seventy-Nine Thousand Two Hundred (4,579,200) Indemnification Escrow Shares will be released for delivery in accordance with the Consideration Spreadsheet eighteen (18) months after Closing; provided however, that in each case, number of Indemnification Escrow Shares to be released from the Indemnification Escrow Fund shall be less any portion of the Indemnification Escrow Fund that is determined, in the good faith reasonable judgment of Parent, to be necessary to satisfy the portion of the unsatisfied claims or rights of Parent to the Indemnification Escrow Fund with respect to Losses, the Post-Closing Adjustment, Direct Claims, Third Party Claims, or other provisions of this Agreement, pursuant to a written notice delivered to the Stockholders’ Representative on or prior to the scheduled time of release above. Any Indemnification Escrow Shares delivered to Parent shall reduce the amount of Indemnification Escrow Shares in the Indemnification Escrow Fund and such shares shall not be available for delivery to any other Person other than Parent. At least Two Million of the Indemnification Escrow Shares to be released eighteen (18) months after Closing, subject to this Agreement, shall be shares allocated to the Principals in accordance with the Consideration Spreadsheet. Any Indemnification Escrow Shares released from the Indemnification Escrow Fund shall remain subject to the Lock Up Agreements, as applicable.

Section 2.13      No Further Ownership Rights in Company Common Stock. All Merger Consideration delivered or deliverable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been delivered or deliverable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.14      Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable or deliverable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15      Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including payments made under the Escrow Agreement) such amounts or shares as may be required to be deducted and withheld with respect to the making of such payment or delivery of such shares under any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from Stockholders and any other recipients of payments hereunder. To the extent that amounts or shares are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts or shares shall be treated for all purposes of this Agreement as having been paid and/or delivered to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be delivered in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17      Working Capital Adjustment.

(a)            Closing Adjustment.

(i)             At least seven (7) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of Weinberger and Darwin on behalf of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(b)           Post-Closing Adjustment.

(i)             Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Stockholder Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Year-End Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)           The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(c)            Examination and Review.

(i)             Examination. After receipt of the Closing Working Capital Statement, Stockholder Representative shall have thirty(30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent's possession) relating to the Closing Working Capital Statement as Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)           Objection. On or prior to the last day of the Review Period, Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Stockholder Representative. If Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Stockholder Representative, shall be final and binding.

(iii)         Resolution of Disputes. If Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Price Kong CPAs or, if Price Kong CPAs is unable to serve, Parent and Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)           Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)           Payment of Post-Closing Adjustment.

(i)             If the Post-Closing Adjustment is a negative number, Stockholder Representative and Parent shall, within two (2) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse to Parent from the Indemnification Escrow Fund, the Post-Closing Adjustment (in shares of Parent Common Stock as determined pursuant to Section 2.17(d)(ii)).

(ii)           The amount of any Post-Closing Adjustment shall be payable to Parent in shares of Parent Common Stock. The number of shares of Parent Common Stock to be delivered to Parent from the Indemnification Escrow Fund shall be calculated by dividing the absolute value of the Post Closing Adjustment by fifty percent (50%) of the VWAP ending on the Closing Date.

(e)            Adjustments for Tax Purposes. Any payments or deliveries made pursuant to Section 2.17 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18      Consideration Spreadsheet.

(a)            At least seven (7) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Principals, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i)             the names and addresses of all Stockholders and the number of Shares held by such Persons;

(ii)           the names and addresses of all Optionholders, together with the number of Shares subject to Options held by each Optionholder, the grant date, exercise price and vesting schedule for such Options, and which Options were exercised by the Optionholder and paid for prior to Closing, and which Options have been cancelled in their entirety;

(iii)         the names and addresses of all Warrantholders, together with the number of Shares subject to Warrants held by each Warrantholder, the grant date, exercise price and vesting schedule for such Warrants, and indicating that only Warrants with an exercise price of at least $3.00 per share shall be converted into warrants of the Parent under substantially similar terms as approved in writing by the Parent in its sole reasonable discretion, and that all other Warrants have been cancelled in their entirety;

(iv)          the names and addresses of all holders of Restricted Stock Units, together with the number of Shares subject to each of such Restricted Stock Units, the grant date, exercise price and vesting schedule for each of such Restricted Stock Units, and the number of Shares issued to each of such holders of Restricted Stock Units in connection with the applicable Restricted Stock Unit Cancellation Agreement;

(v)           the names and addresses of all holders of Non-Automatic Convertible Notes, together with the number of Shares subject to each of such Non-Automatic Convertible Notes, and the number of Shares issued to each of such holders of Non-Automatic Convertible Notes in connection with the applicable Note Cancellation Agreement;

(vi)          the names and addresses of all holders of Automatic Convertible Notes, together with the number of Shares into which each of such Automatic Convertible Notes convert into with respect to the Merger;

(vii)        detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration;

(viii)      each Stockholder's Pro Rata Share (as a percentage interest and the interest in terms of number of shares) of the Closing Merger Consideration; and

(ix)          each Stockholder's Pro Rata Share (as a percentage interest and the interest in terms of number of shares) of the amount to be contributed to the Indemnification Escrow Fund.

(b)           The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in delivering shares under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.19      Restricted Securities. The shares of Parent Common Stock issuable pursuant to this Agreement are "restricted securities" under applicable federal securities laws and the Securities Act of 1933, as amended (the “Securities Act”) and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the shares of Parent Common Stock issuable pursuant to this Agreement may only be disposed of pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Parent has no obligation or intention to register any of the shares of Parent Common Stock issuable pursuant to this Agreement, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).

Section 2.20      Reorganization; Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to be a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Code Section 368(a). Unless otherwise required by applicable Law, the Parties will agree to report the Merger as a “reorganization” under the provisions of Code Section 368(a). Notwithstanding the foregoing, no party hereto makes any representation, warranty or covenant to any other party hereto or to the Stockholders that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Article III
Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company and each of the Principals represent and warrant to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01      Organization and Qualification of the Company. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization and has full corporate, limited liability company, or other organizational, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business, and each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02      Authority; Board Approval.

(a)            The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Stockholders representing 75% of the outstanding Shares (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)           The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 7-90-203.3 of the Colorado Revised Statutes) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the CBCA, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders at the Company Stockholders Meeting.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or any of its Subsidiaries (“Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or any of its Subsidiaries; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company or any of its Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any of its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 3.04      Capitalization.

(a)            The authorized capital stock of the Company consists of: 100,000,000 shares of common stock, $0.01 par value, of which 50,319,033 shares of common stock are issued and outstanding as of the close of business on the date of this Agreement; and 10,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued and outstanding as of the close of business on the date of this Agreement.

(b)           Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) a list of all holders of outstanding Options, Warrants, Restricted Stock Units, and Automatic Convertible Notes, including the number of Shares subject to each such Option, Warrant, Restricted Stock Unit, or Automatic Convertible Note, as applicable, the grant date, exercise price and vesting schedule for such Option, Warrant, Restricted Stock Unit, or Automatic Convertible Note, as applicable, the extent to which such Option, Warrant, Restricted Stock Unit, or Automatic Convertible Note is vested and exercisable and the date on which such Option, Warrant, Restricted Stock Unit, or Automatic Convertible Note expires or matures, as applicable. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company's tax returns and the Company's financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent's Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)            At the time of the Closing, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, (ii) there is no commitment by the Company or any of its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its or their equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or any of its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right, and (iii) there are no outstanding or authorized restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, the Company or any Subsidiary of the Company, in each case that have been issued by the Company or a Subsidiary of the Company. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock or any equity securities of any of the Company’s Subsidiaries.

(d)           All issued and outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the exercise of Options, Warrants, Restricted Stock Units, and Automatic Convertible Notes, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company Common Stock, and all Options, Warrants, Restricted Stock Units, and Automatic Convertible Notes, were issued in compliance with applicable Law.

(e)            No outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries or any of their respective securities.

(f)            All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g)           No outstanding Company Common Stock is subject to any Encumbrances (including, without limitation, any tax lien or other lien for taxes) arising out of, or related to, any of the Principals or any of their respective Affiliates, or any action or inaction of any of the Principals or any of their respective Affiliates.

(h)           Consideration Spreadsheet. The Consideration Spreadsheet: (i) has been prepared consistent with the terms of the certificate of incorporation (including certificate of designations), statutory documents, bylaws, articles of association or like organizational documents, each as amended, of the Company and its Subsidiaries, and other agreements of the Company and its Subsidiaries; (ii) accurately reflects the cancellation of all Options, Warrants, Non-Automatic Convertible Notes, and Restricted Stock Units, and the conversion of all of the Automatic Convertible Notes; (iii) accurately reflects the complete Share ownership of the Company immediately prior to the Effective Time; and (iv) and is true, complete, and correct in all respects.

Section 3.05      Subsidiaries. Section 3.05 of the Disclosure Schedules lists each of the Subsidiaries of the Company as of the date hereof and its place of organization or incorporation and sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity (including equity shares in charter capitals with indication of the nominal value and percentage of the charter capital) or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity (including equity shares in charter capitals with indication of the nominal value and percentage of the charter capital) or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity (including equity shares in charter capitals) or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been, as applicable, validly issued, were issued free of preemptive rights, are fully paid and non-assessable (to the extent such concept is applicable in the jurisdiction of such Subsidiary), and are free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. Except for the Subsidiaries set forth in Section 3.05 of the Disclosure Schedules, the Company does not own, have any interest in, or have a right to acquire (through options, warrants or otherwise) any shares of capital stock, membership interests, partnership interests, ownership interests, or any other equity interests of any kind whatsoever in any Person. Set forth in Section 3.05 of the Disclosure Schedules is an organizational chart showing the relationship between the Company and the Subsidiaries, including ownership percentages.

Section 3.06      Financial Statements. Complete copies of the Companies’ unaudited financial statements consisting of the balance sheet of the Companies as at December 31 in each of the years 2018 and 2019 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Companies as at September 30, 2020 and the related statements of income and retained earnings, stockholders' equity and cash flow for the nine - month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Companies, and fairly present the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Companies for the periods indicated. The balance sheet of the Companies as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Companies as of September 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Companies maintain a standard system of accounting established and administered in accordance with GAAP. The financial statements of the Companies have been prepared by and auditor registered with the Public Company Accounting Oversight Board.

Section 3.07      Undisclosed Liabilities. The Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, and (c) are listed on the Closing Indebtedness Certificate, the Closing Transaction Expense Certificate or the Closing Deferred Compensation Amounts Certificate. There is no property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments or credits, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.

Section 3.08      Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since December 31, 2019, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any of the Companies, any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the charter, by-laws or other organizational documents of any of the Companies;

(c)            split, combination or reclassification of any shares of its capital stock;

(d)           issuance, sale or other disposition of any of its capital stock or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)            declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)            material change in any method of accounting or accounting practice of any of the Companies, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in the Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)             incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)             transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)             material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)          any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or any of its Subsidiaries is a party or by which it is bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of the Companies properties, capital stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $1,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r)            hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(s)            adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)             any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(u)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)           except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $1,000, individually (in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y)           action by the Company or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Company or Parent in respect of any Post-Closing Tax Period; or

(z)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09      Material Contracts.

(a)            Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any of its Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)             each Contract of the Company or any of its Subsidiaries involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than ninety (90) days' notice;

(ii)           all Contracts that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)         all Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party;

(vi)          all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)        except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any of its Subsidiaries;

(viii)      all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party (“Government Contracts”);

(ix)          all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)           any Contracts to which the Company or any of its Subsidiaries is a party that provide for any joint venture, partnership or similar arrangement by the Company or any of its Subsidiaries;

(xi)          all collective bargaining agreements or Contracts with any Union to which the Company or any of its Subsidiaries is a party; and

(xii)        any other Contract that is material to the Company or any of its Subsidiaries and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company or any of its Subsidiaries in accordance with its terms and is in full force and effect. None of the Company or any of its Subsidiaries, or, to the Company's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10      Title to Assets; Real Property.

(a)            The Companies have good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Year-End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)             Encumbrance for Taxes not yet due and payable;

(ii)           mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries;

(iii)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries; or

(iv)          other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or any of its Subsidiaries, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or any of its Subsidiaries acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company or any of its Subsidiaries and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. Neither the Company nor or any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's and its Subsidiaries’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11      Condition And Sufficiency of Assets. The Company does not utilize any specific buildings, plants, structures, machinery, or vehicles in conducting its current business. The equipment and other items of tangible personal property currently owned or leased by the Company or any of its Subsidiaries, together with all other properties and assets of the Company or any of its Subsidiaries, are sufficient for the continued conduct of the Company's and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and its Subsidiaries.

Section 3.12      Intellectual Property.

(a)            Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, trademarks, and copyrights, that are not registered but that are material to the Company's or any of its Subsidiaries’ business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)           Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or its Subsidiaries in accordance with its terms and is in full force and effect. Neither the Company nor any of its Subsidiaries nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)            The Company or any of its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company's and its Subsidiaries’ current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company or any of its Subsidiaries has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)           The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's or its Subsidiaries’ right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company's or its Subsidiaries’ business or operations as currently conducted.

(e)            The Company's or any of its Subsidiaries’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company or any of its Subsidiaries has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)            The conduct of the Company's and its Subsidiaries’ business as currently and formerly conducted, and the products, processes and services of the Company or any of its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)           There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's or any of its Subsidiaries’ rights with respect to any Company Intellectual Property; or (iii) by the Company or any of its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13      Inventory. All inventory of the Company or any of its Subsidiaries, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company or any of its Subsidiaries free and clear of all Encumbrances, and no inventory is held on a consignment basis.

Section 3.14      Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or any of its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in accordance with the Company’s past practices.

Section 3.15      Customers and Suppliers.

(a)            Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company or any of its Subsidiaries for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any of its Subsidiaries has received any notice, and none of them are aware of any event or circumstance having occurred that would give them reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company or any of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company nor any of its Subsidiaries has received any notice, and none of them are aware of any event or circumstance having occurred that would give them reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

Section 3.16      Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company or any of its Subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any of its Subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and neither the Company nor any of its Subsidiaries has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company or any of its Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

Section 3.17      Legal Proceedings; Governmental Orders.

(a)            Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company's Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18      Compliance With Laws; Permits.

(a)            The Company and its Subsidiaries have complied, and are now complying, with all Laws applicable to its or their business, properties or assets.

(b)           All Permits required for the Company or any of its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company or any of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19      Environmental Matters.

(a)            The Company and its Subsidiaries are currently and have been in compliance with all Environmental Laws and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company or any of its Subsidiaries and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company or any of its Subsidiaries through the Closing Date in accordance with Environmental Law, and neither the Company nor any of its Subsidiaries is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

(c)            No real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any of its Subsidiaries.

(e)            Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any of its Subsidiaries.

(f)            Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any of its Subsidiaries and any predecessors as to which the Company or any of its Subsidiaries may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any of its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any of its Subsidiaries.

(g)           Neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           The Company has provided or otherwise made available to Parent and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)             Neither the Company nor any of its Subsidiaries is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

(j)             The Company or its Subsidiaries own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither the Company nor any of its Subsidiaries is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

Section 3.20      Employee Benefit Matters.

(a)            Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, employment, consulting, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)           With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)            Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including, without limitation, ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a tax or penalty under ERISA or the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           No Benefit Plan is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA that could reasonably be expected to result in any liability with respect to Parent or its Affiliates, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iv) a “multiple employer plan,” as defined in Section 413(c) of the Code or (v) an employee benefit plan, program or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(e)            Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA or (iii) incurred any withdrawal liability with respect to any multiemployer plan or any material Liability in connection with the termination or reorganization of any multiemployer plan.

(f)            Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           Each Benefit Plan that is subject to Section 409A of the Code has been operated and administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)             Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)             The Company has not incurred (whether or not assessed), nor is the Company reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(k)           The Company is not a party to any agreement, contract or arrangement or plan that has resulted or could result and neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code (or any corresponding provision of state, local or foreign law); (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign law). The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21      Employment Matters.

(a)            The Principals have provided to Parent a certificate of Company accurate in all respects as of the date hereof and as of the Closing containing a list of all persons who are employees, independent contractors or consultants of the Company or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions or bonuses.

(b)           Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company or any of its Subsidiaries is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its Subsidiaries or any of its employees. The Company and its Subsidiaries have no duty to bargain with any Union.

(c)            The Company and its Subsidiaries are and have been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any of its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company or any of its Subsidiaries pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)           The Company and its Subsidiaries have complied with the WARN Act, and have no plans to undertake any action in the future that would trigger the WARN Act.

(e)            With respect to each Government Contract, the Company and its Subsidiaries are and have been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and its Subsidiaries maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Neither the Company nor any of its Subsidiaries is, and none of them have been for the past five (5) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Neither the Company nor any of its Subsidiaries has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22      Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)            All Tax Returns required to be filed on or before the Closing Date by the Company or any of its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid. The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(b)           The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and all Forms W-2 and 1099 (and any corresponding forms associated with applicable state, local or foreign Law) required with respect thereto have been properly completed and timely filed.

(c)            No claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries.

(e)            The amount of the Company's Liability for unpaid Taxes for all periods ending on or before September 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's or any of its Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company or any of its Subsidiaries (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)            Section 3.22(f) of the Disclosure Schedules sets forth:

(i)             All federal, state, local and foreign Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2016;

(ii)           the taxable years of the Company or any of its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(iii)         those years for which examinations by the taxing authorities have been completed; and

(iv)          those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries as a result of any examinations by any Taxing Authority have been fully paid.

(h)           Neither the Company nor any of its Subsidiaries is a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority. No Stockholder or director or officer or any of the Principals (or employee responsible for Tax matters) of the Company expects any Taxing Authority to assess additional Taxes for any period for which Tax Returns of the Company have been filed.

(i)             The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any of its Subsidiaries for all Tax periods ending after December 31, 2016.

(j)             There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(k)           Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement. The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Taxing Authority.

(l)             No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries.

(m)          The Company or any of its Subsidiaries have not been a member of an affiliated, combined, consolidated, unitary or similar Tax group within the meaning of Code Section 1504(a) (or any corresponding provision of state, local or foreign Law) filing a consolidated income Tax Return (other than a group the common parent of which is the Company). The Company and its Subsidiaries have no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)           The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)             any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)         intercompany transaction or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local or foreign Law);

(iv)          a prepaid amount received on or before the Closing Date;

(v)           any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(vi)          any election under Section 108(i) of the Code.

(o)           Neither the Company nor any Stockholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company and its Subsidiaries are not, nor have any of them been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)           The Company and its Subsidiaries have not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Sections 355 or 361 of the Code.

(q)           The Company and its Subsidiaries are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)            There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)            Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment. The Company or any of its Subsidiaries have not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company or any of its Subsidiaries have not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)             No property owned by the Company or any of its Subsidiaries is (i) “tax-exempt use property” within the meaning of Code Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iv) subject to Section 168(g)(1)(A) of the Code, or (v) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u)           Immediately prior to the Closing, the fair market value of the Company's assets will exceed the Company's liabilities within the meaning of Treasury Regulations Section 1.368-1(e)(6). Prior to the Closing, none of the Company's stockholders disposed of any Company stock or received any distribution from the Company in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulations Section 1.368-1(e). The Company operates at least one significant historic business, or owns at least a significant portion of its historic assets and uses such assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d).

Section 3.23      Books and Records. The minute books and stock record books of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders or other equity interest holders, the Company Board or its equivalent, and any committees of the Company Board or their equivalent, and no meeting, or action taken by written consent, of any such Stockholders or other equity interest holders, Company Board or its equivalent, or any committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24      Related Party Transactions. Except as set forth in Section 3.24 of the Disclosure Schedules, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or of the Shares (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26      Full Disclosure. No representation or warranty by the Company and/or the Principals in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance which the Company and/or any of the Principals has not disclosed to Parent which could reasonably be expected to have a Material Adverse Effect.

Section 3.27      Representations regarding Receiver and Dispute; Franchise Agreements; Consulting Agreements. [redacted]

Section 3.28      Other Resolved Disputes. [redacted]

Section 3.29      No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, to determine whether any Covered Person (defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). No Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the Merger Consideration, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the Merger; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Merger (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the Merger or any general partner or managing member of any Solicitor.

Section 3.30      Franchise Matters.

(a)            Except as set forth in Section 3.30(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries or Affiliates has offered, sold or granted franchises, master franchises, area development agreements, sub-franchises, licenses, business opportunities or seller-assisted marketing plans (collectively, “Franchises”) in any jurisdiction, domestically or internationally, or has filed any application seeking registration, exemption, or approval to do so.

(b)           The Company has delivered to Parent prior to the date hereof a true and complete copy of each franchise disclosure document(s) (the “FDD”) used by the Company or any of its Subsidiaries or Affiliates currently and at any time during the five (5) years prior to the date hereof to offer and sell Franchises. In connection with the offer or sale of any Franchises, the Company, its Subsidiaries or Affiliates, have delivered to offerees, purchasers, and applicable third parties, FDDs as required by applicable Law. All FDDs that the Company, its Subsidiaries or Affiliates have used to offer or sell Franchises have contained all information required by applicable Law and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Law when such FDDs were used.

(c)            The Company has delivered to Parent prior to the date hereof all present and currently effective Contracts pursuant to which the Company or any of its Subsidiaries or Affiliates has granted a Franchise, including all modifications or amendments thereto existing as of the date hereof (collectively the “Franchise Agreements”), a list of which is set forth in Section 3.30(c) of the Disclosure Schedules and includes: (1) the business address of each location operated, or intended to be operated, by a Franchisee; (2) the name, address and telephone number of each Franchisee; (3) the royalty rate required to be paid by each Franchisee; (4) the required advertising or marketing fund contribution required to be made by each Franchisee; (5) the required minimum monthly royalty payment and minimum advertising or marketing fund contribution required to be made by each Franchisee; (6) the effective date of each Franchise Agreement; (7) the term of each Franchise Agreement; (8) the exclusive territory or exclusive development area under the Franchise Agreement, as applicable; (9) the number of locations to be opened, operated or developed under the Franchise Agreement, and the applicable date of opening; and (10) whether or not there have been any material waiver, alterations, amendments or other material modifications to any Franchise Agreement (including changes related to any fees, costs, expenses, defaults, covenants, term, termination, renewal or transfer rights, or other material obligations of a Franchisee). The Franchise Agreements include (i) unit franchise agreements (“Unit Franchise Agreements”); and (ii) master development agreements to assist in the development and management of unit franchises in certain designated areas (“Master Development Agreements”). All of the Franchise Agreements made available to Parent are true and complete and constitute all of the Franchise Agreements to which the Company or any of its Subsidiaries or Affiliates is a party as of the date hereof. Except as set forth in Section 3.30(c) of the Disclosure Schedules, each Franchise Agreement is substantially similar to the Unit Franchise Agreement or Master Development Agreement incorporated into the applicable FDD that was issued to the Franchisee contemporaneously with the sale of that particular Franchise to the Franchisee. Other than the Franchise Agreements, there are no other material Contracts between the Company or any of its Subsidiaries or Affiliates and the Franchisees.

(d)           Subject to applicable Laws, each Franchise Agreement is enforceable in accordance with its respective terms with respect to the Company or any of its Subsidiaries or Affiliates. The consummation of the transactions contemplated hereunder will not result in or constitute a breach or default under any Franchise Agreement, and will neither cause the termination of such Franchise Agreement nor permit any party to such Franchise Agreement to cause it to be terminated, modified, cancelled, accelerated or receive payments in connection with the transactions contemplated hereunder.

(e)            Section 3.30(e) of the of the Disclosure Schedule identifies each current Franchisee that (i) to the Knowledge of the Company, as of the date hereof, is in default of any Franchise Agreement in any material respect; (ii) has been delivered written notice of default under a Franchise Agreement in the twelve (12) months prior to the date hereof, whether or not such default was subsequently cured; or (iii) has on three or more occasions in any twelve (12) months in the last five (5) years received written notices of events of default under a Franchise Agreement.

(f)            Neither the Company nor any of its Subsidiaries or Affiliates has committed any act or omitted to take any action which, with the passage of time or giving of notice (or both), subject to any applicable cure period, would constitute a material default of any Franchise Agreement which would permit termination or rescission of any such Franchise Agreement by the Franchisee under such Franchise Agreement. The Company has not received any written demand by any Franchisee for rescission of any Franchise Agreement. To the Knowledge of the Company: (i) there is no legitimate basis for any demand by any Franchisee for rescission of any Franchise Agreement, and (ii) no Franchisee is entitled to any material credit, set off or reduction in any payment required under any Franchise Agreement.

(g)           Neither the Company nor any of its Subsidiaries or Affiliates has waived in writing or otherwise enforcement of any currently enforceable non-compete restriction under any Franchise Agreement, and, to the Knowledge of the Company, no current or former Franchisee is, as of the date hereof, in violation of any currently enforceable non-compete covenant by which the current or former Franchisee is bound.

(h)           To the Knowledge of the Company, (i) the Company its Subsidiaries and Affiliates have fulfilled in all material respects their respective binding, written agreements with respect to any commissions, rebates, discounts, advances, allowances or other payments or forms of remuneration received from suppliers and vendors of products and services to the franchise system that were paid by such suppliers and vendors solely for the benefit of all Franchisees, and (ii)  none of the Company or any of its Subsidiaries or Affiliates have made in writing any binding offers or promises with respect to any future or contingent commissions, rebates, discounts, advances or allowances to or for the benefit of any or all Franchisees.

(i)             Except for Master Development Agreements, if any, and as set forth in Section 3.30(i) of the Disclosure Schedules, none of the Company or any of its Subsidiaries or Affiliates has any agreements with independent sales representatives, contractors, brokers or consultants under which the Company or any of its Subsidiaries or Affiliates has authorized any person to sell or promote Franchises on behalf of the Company or any of its Subsidiaries or Affiliates or agreed to rebate or share amounts receivable under any Franchise Agreement.

(j)             The offer and sale of Franchises by the Company or any of its Subsidiaries or Affiliates comply and in the past five (5) years have complied, in each case, in all material respects, with all applicable Laws at the time such offer and sale was made. The Company and its Subsidiaries and Affiliates have prepared and maintained for the five (5) years prior to the date hereof, each of its FDDs in accordance in all material respects with all applicable Laws, has timely filed FDDs in all jurisdictions requiring registration and approval and filing of FDDs prior to any offers or sales of Franchises in such jurisdictions (except for those jurisdictions in which the Company properly qualified for an exemption or the transaction was exempt from such jurisdiction’s registration requirements) and has filed all required changes, amendments, renewals thereto on a timely basis in compliance in all material respects with all applicable Laws. There have been no untrue statements of material fact, material misrepresentations or material omissions of information in any FDD at the time the Company or any of its Subsidiaries or Affiliates was using such FDD during the five (5)-year period immediately prior to the date hereof. The Company its Subsidiaries and Affiliates have been in material compliance with all Laws or relating to the ongoing relationships with current and former Franchisees, including, without limitation, the termination, non-renewal and transfer of Franchises.

(k)           In the past ten (10) years, no orders, consents or decrees (other than routine comment letters from franchise regulators, orders approving registrations, renewals and amendments of franchise registrations or franchise registration exemptions) have been issued by any Governmental Authority to the Company or any of its Subsidiaries or Affiliates relating to the offer and sale of Franchises, or relating to the ongoing relationships with current and former Franchisees, including, without limitation, the termination, non-renewal and transfer of Franchises. The Company has made available to Parent prior to the date hereof true and complete copies of all material correspondence with all Governmental Authorities for the five (5) years prior to the date hereof, concerning compliance with applicable franchise registration Laws (including comment letters from franchise regulators, and orders approving registrations, renewals of registrations or registration exemptions).

(l)             Section 3.30(l) of the Disclosure Schedules contains a summary of all (i) Franchise-related or Franchisee-related proceedings, orders, material complaints or disputes to which the Company or any of its Subsidiaries or Affiliates is a party and which were raised in the five (5) years prior to the date hereof; (ii) proceedings or orders required to be disclosed in any FDD or under applicable Law; or (iii) other material proceedings or material complaints that are pending or, to the Knowledge of the Company, have been threatened, by any Franchisee or association purporting to represent Franchisees, against the Company or any of its Subsidiaries or Affiliates in the five (5) years prior to the date hereof. There are no stop orders or other proceedings in effect or, to the Knowledge of the Company, threatened, that would prohibit the ability to offer or sell franchises or enter into franchise agreements immediately following the Closing Date, except for any pending renewal filings, and any amendment filings and change to the FDD that might be required to describe the transactions contemplated by this Agreement.

(m)          No Franchisee has (i) threatened in writing, within the twelve (12) months prior to the date hereof to close a Franchise location or leave the franchise system; or (ii) to the Knowledge of the Company, threatened orally, within the six (6) months prior to the date hereof, to close a Franchise location or leave the franchise system.

(n)           In the last five (5) years, no “earnings claim,” “financial performance representation,” “earnings projection,” or other historical or projected information relating to sales, income or profits of Franchises or related businesses has ever been made to any prospective franchisee by the Company or any of its Subsidiaries or Affiliates, any of their respective officers, directors, employees, representatives, agents, salespersons, brokers, referral sources, or franchise sellers, except to the extent such information has been incorporated into the FDDs or is not required to be included in the FDDs pursuant to applicable Laws.

(o)           Neither the Company nor any of its Subsidiaries or Affiliates is currently a party to (i) any written agreement pursuant to which it is or could become directly or contingently liable (as a guarantor, co-signor or otherwise) for any obligations of any Franchisee or (ii) any financing arrangement with any Franchisee.

(p)           In the last five (5) years, all collection, maintenance and expenditure of advertising contributions have been undertaken in accordance with the terms and conditions of the Franchise Agreements, the applicable FDDs, and in compliance with applicable Laws. During the five (5)-year prior to the date hereof, there have been no allegations that any of the advertising contributions to the advertising funds have been improperly collected, accounted for, maintained, used or applied. There are no loans owed to or from the advertising fund.

(q)           Except as set forth in Section 3.30(q) of the Disclosure Schedules, no franchise association or other organization is acting as a representative of any group of two (2) or more Franchisees. Any franchise council or advisory group presently in place (whether independently formed or sponsored by the Company or any of its Subsidiaries or Affiliates) is purely advisory in nature. Except as set forth in Section 3.30(q) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries or Affiliates has granted any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise Agreement.

(r)            Except as set forth in Section 3.30(r) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries or Affiliates have waived enforcement of any non-compete restriction under any present and currently effective Franchise Agreement, or any Franchise Agreement effective in the last two (2) years, and, to the Knowledge of the Company, no current or former Franchisee is currently in violation of any non-compete covenant under any Franchise Agreement to which the current or former Franchisee is a party or was a party within the last two (2) years.

(s)            The Company and its Subsidiaries and Affiliates have enforced the terms of the Franchise Agreements on a substantially consistent basis.

(t)             The Company and its Subsidiaries and Affiliates require their Franchisees to comply with all Laws, but otherwise have not issued policies that would exercise control over any Franchisee's relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling. The Company or any of its Subsidiaries or Affiliates have not been alleged to be, and has not received, any formal or informal complaint, allegation or notice of inquiry or investigation from any Franchisee, any employee of a Franchisee, any third party or Governmental Authority, that the Company or any of ite Subsidiaries or Affiliates are or may be, joint employers with or subject to joint employment liability with, any Franchisee. No allegation has been made that any Franchisee or any of Franchisee’s employees have been or are employees of the Company or any of its Subsidiaries or Affiliates, or are or have been improperly classified as independent contractors in accordance with applicable Laws. To the Knowledge of the Company, no Franchisee is a party to or bound by any written or oral collective bargaining agreement or any other Contract with any labor union or other labor organization, and no union organizing or decertification activities are underway or threatened with respect to the employees of any Franchisee.

(u)           Section 3.30(u) of the Disclosure Schedules identifies each oral Contract of the Company or any of its Subsidiaries or Affiliates with any Franchisee relating to Franchises and all terms of each such oral Contract.

Section 3.31      Certain Debt. Any and all amounts reflected as owing to any of Christian Hageseth, Mike Weinberger, John Darwin or [redacted], in the Financial Statements of the Company or any of its Subsidiaries, whether or not reflected in a separate promissory note, note, instrument or other Contract, reflect an obligation of the Company (or such Subsidiary) to repay Christian Hageseth, Mike Weinberger, John Darwin or [redacted], as applicable, for actual cash contributions (made by delivery of cash, check or wire transfer) made by such Person to the Company, plus accrued interest on any unreturned portion of such actual cash contribution. No amounts reflected as owing to any of Christian Hageseth, Mike Weinberger, John Darwin or [redacted] in the Financial Statements of the Company or any of its Subsidiaries arise out of or relate to any earned and unpaid obligations of the Company or any of its Subsidiaries under any employment agreement, consulting agreement, independent contractor agreement, or any other Contract (in each case, whether written or oral). Effective as of the Closing, any and all indebtedness and obligations of the Company or any of its Subsidiaries to any and all of the Principals and/or [redacted] shall be deemed satisfied, terminated, null, void and of no force or effect. Immediately after the Closing, the only indebtedness of the Company to the Principals shall be as set forth in the Hageseth Note, Weinberger Note and Darwin Note, respectively, and [redacted].

Section 3.32      Representation by Counsel. The Company has been represented by the law firm of Dorsey and Whitney, LLP in connection with this Agreement and the transactions contemplated by this Agreement.

Article IV
Representations and warranties of parent and merger sub

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01      Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02      No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings as may be required under the HSR Act.

Section 4.03      No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05      Sufficiency of Shares. Parent has sufficient authorized but unissued Shares to issue the Purchase Consideration and consummate the transactions contemplated by this Agreement

Section 4.06      Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Parent's or Merger Sub's knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or that are expected to have a Material Adverse Effect on Parent. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article V
Covenants

Section 5.01      Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, the Company and its Subsidiaries shall:

(a)            preserve and maintain all of its Permits;

(b)           pay its debts, Taxes and other obligations when due;

(c)            maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)            defend and protect its properties and assets from infringement or usurpation;

(f)            perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)           maintain its books and records in accordance with past practice;

(h)           comply in all material respects with all applicable Laws; and

(i)             not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02      Access to Information.

(a)            From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Without limiting the foregoing, the Company shall permit Parent and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company and the Principals in this Agreement.

(b)           Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement, dated September 18, 2019, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03      No Solicitation of Other Bids.

(a)            The Company shall not, and shall not authorize or permit any of its Subsidiaries or Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's or any of its Subsidiaries’ properties or assets.

(b)           In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)            The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04      Stockholders Consent.

(a)            The Company shall use its reasonable best efforts to obtain, within fifteen (15) days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Stockholders, acceptable to Parent (the “Written Consent”). The materials submitted to the Stockholders in connection with the Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

(b)           Promptly following, but in no event than five (5) Business Days after, receipt of the Written Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 7-111-103(2)(a) of the CBCA and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 7-107-104(5.5) of the CBCA and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 7-113-102 of the CBCA. The Stockholder Notice shall include therewith a copy of Section 7-113-102 et seq. of the CBCA of Colorado Law and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the applicable statutory period during which a Stockholder must demand appraisal of such Stockholder's Common Stock as contemplated by Section 7-113-204 of the CBCA. All materials submitted to the Stockholders in accordance with this Section 5.04(b) shall be subject to Parent's advance review and reasonable approval.

Section 5.05      Notice of Certain Events.

(a)            From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)             any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company and the Principals hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Parent's receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06      Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.06 of the Disclosure Schedules which shall be all of the officers and directors of the Company.

Section 5.07      Governmental Approvals and Consents

(a)            Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.02 and Section 4.02 of the Disclosure Schedules.

(c)            Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)             respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)         in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)            Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08      Directors' and Officers' Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)           For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)            Parent may, in its sole and absolute discretion, obtain “tail” insurance policies. In the event Parent, in its sole and absolute discretion, obtains “tail” insurance policies, such policies will, to the extent commercially reasonable, include a claims period of up to six (6) years from the Effective Time and contain coverages and amounts and contain terms and conditions acceptable to Parent (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be included in the determination of Transaction Expenses. If a D&O Policy is obtained, during the term of such D&O Tail Policy Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)           The obligations of Parent, Principals and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e)            In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09      Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.10      Public Announcements. Unless otherwise required by applicable Law, stock exchange requirements, or requirements of the Commission (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.12      Additional Capital Post-Closing. Weinberger and/or Darwin shall raise Seven Hundred Thousand Dollars ($700,000.00) (“Additional Equity”) in equity for Parent, on terms acceptable to Parent in its sole discretion, after October 1, 2020 and before the date that is twelve (12) months after the Closing (the “Additional Equity Date”).

(a)           [redacted]

(b)           [redacted]

(c)            [redacted]

(d)           [redacted]

Section 5.13      Tax Lien. [redacted]

Article VI
Tax matters

Section 6.01      Tax Covenants.

(a)            Without the prior written consent of Parent, prior to the Closing, the Company its Subsidiaries, its Representatives and the Stockholders shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, its Subsidiaries, any of its Representatives or the Stockholders. The Stockholders shall, jointly and severally, indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholders when due. Stockholder Representative, at his own expense, shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary). The Stockholder Representative shall provide Parent a copy of each such Tax Return (along with all schedules and work papers) for its review and comments at least fifteen (15) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Parent. The Stockholder Representative shall give Parent a copy of such Tax Return as filed, together with proof of payment of the taxes shown thereon to be payable.

Section 6.02      Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03      Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Stockholders and each of the Principals shall, jointly and severally, indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes (or the nonpayment thereof) of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Stockholders and each of the Principals shall, jointly and severally, reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders and/or the Principals pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company.

Section 6.04      Tax Returns

(a)            The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in compliance with the Code and other applicable Law. The Company shall provide Parent with copies of such Tax Return described in the preceding sentence not less than fifteen (15) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Parent.

(b)           Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

Section 6.05      Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, payroll, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06      Contests. Parent agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent's right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 6.07      Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any Action, audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.08      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09      Payments to Parent Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Parent in the Indemnification Escrow Fund, from the Stockholders, jointly and severally. With respect to payments from the Indemnification Escrow Fund, the number of shares of Parent Common Stock to be delivered to Parent from the Indemnification Escrow Fund shall be calculated by dividing the amount payable to Parent pursuant to this Article VI by fifty percent (50%) of the VWAP ending on the Business Day immediately preceding the Closing Date.

Section 6.10      FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date, and in the form and substance required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c) so that Parent is exempt from withholding any portion of the Merger Consideration hereunder (the “FIPRTA Statement”).

Section 6.11      Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the longer of (i) the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (ii) ten (10) years after the Closing.

Section 6.12      Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to closing

Section 7.01      Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)            This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)           The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)           The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.06, Section 3.25, Section 3.27, Section 3.28, Section 3.29, Section 3.30, and Section 3.31 the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.06, Section 3.25, Section 3.27, Section 3.28, Section 3.29, Section 3.30, and Section 3.31 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)            No Action shall have been commenced against Parent, Merger Sub, the Company or any of its Subsidiaries, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules, or otherwise required in connection with the transactions contemplated under this Agreement, shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)            From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)            The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g)           Holders of no more than 25% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 7-113-102 of the CBCA with respect to such shares of Company Common Stock.

(h)           All consulting agreements (“Consulting Agreements”) by which the Company has agreed to provide its clients (the “Prospective Franchisors”) services related to obtaining regulatory approval to obtain marijuana dispensary licenses shall be in full force and effect, and shall continue to be in full force and effect after the Effective Time (and inure to the benefit of the Surviving Corporation) except for those that have expired in accordance with their terms.

(i)             All Franchise Agreements shall be in full force and effect, and shall continue to be in full force and effect after the Effective Time (and inure to the benefit of the Surviving Corporation) except for those that have expired in accordance with their terms.

(j)             [redacted]

(k)           OCG-CO-RETAIL-T-6702 TOWER, LLC, a Colorado limited liability company and OCG-CO-RETAIL-C-6702 TOWER, LLC, a Colorado limited liability company, and certain other parties shall have entered into the Lease Settlement Agreement, Parent shall have received the fully executed Lease Settlement Agreement, and the Lease Settlement Agreement shall be on terms satisfactory to Parent, in Parent’s sole and absolute discretion.

(l)             Any and all employment agreements, and any amendments thereto, that were in effect prior to the Closing between the Company and/or any Subsidiary of the Company and Christian Hageseth, Mike Weinberger, John Darwin, Corey Carter, Francis Knuettel II, and any other employment agreement entered into by the Company and/or any Subsidiary of the Company, shall have been terminated on terms satisfactory to Parent in its sole and absolute discretion, and the Company shall have delivered documentation of same to Parent.

(m)          All officers of the Company and/or any of its Subsidiaries shall have been terminated, the Company shall have delivered documentation of same to Parent, and all such Persons shall have delivered full releases of the Company, its Subsidiaries, Parent, Merger Sub, and their respective Affiliates on terms satisfactory to Parent in its sole and absolute discretion.

(n)           Each of Christian Hageseth, Mike Weinberger, John Darwin, Corey Carter, Francis Knuettel II, [redacted], Justin Livingston shall have delivered to Parent full releases of the Company, its Subsidiaries, Parent, Merger Sub, and their respective Affiliates on term satisfactory to Parent in its sole and absolute discretion (including, without limitation, a full release with respect to any and all employment agreements (and any amendments thereto) and any other Liabilities to any of such individuals).

(o)           The Company shall have delivered to Parent fully executed Option Cancellation Agreements from each Optionholder, Warrant Cancellation Agreements from each Warrantholder, Note Cancellation Agreements from each holder of a Non-Automatic Convertible Note, and Restricted Stock Unit Cancellation Agreements from each holder of Restricted Stock Units, and all such documents shall be acceptable to Parent in its sole and absolute discretion, and shall include full releases of the Company, its Subsidiaries, Parent, Merger Sub, and their respective Affiliates.

(p)           Each of the Principals and [redacted] shall have delivered to Parent documentation satisfactory to Parent, in its sole and absolute discretion, as proof of actual cash contributions (made by delivery of cash, check or wire transfer) made by each such Person to the Company and fully reflected as owing to any of Christian Hageseth, Mike Weinberger, John Darwin or [redacted] in the Financial Statements of the Company or any of its Subsidiaries.

(q)           Parent and Merger Sub shall be satisfied, in their sole and absolute discretion, with the results of their due diligence investigation of the Company, and with the Disclosure Schedules delivered by the Company pursuant to this Agreement.

(r)            Parent shall have raised at least Four Million Dollars (USD $4,000,000.00) through a private placement of its equity securities after October 1, 2020.

(s)            Company shall have delivered documentation to Parent, satisfactory to Parent in its sole and absolute discretion, of the settlement of the dispute between the Company and Greystone Technology Group, Inc., and the full release of any Encumbrances related thereto (including, without limitation, the judgement lien in favor of Greystone Technology Group, Inc.

(t)             All Subsidiaries of the Company that are not engaging in any business or other activity shall have been dissolved by the Company on terms satisfactory to Parent in its sole and absolute discretion.

(u)           Parent shall have received leak out agreements from such of its shareholders as determined by Parent in its sole and absolute discretion, and in a form or forms agreed to by Parent in its sole and absolute discretion.

(v)           [redacted]

Section 7.03      Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a)            Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e)            Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

Article VIII
Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02(a), Section 3.03, Section 3.04, Section 3.25, Section 4.01 and Section 4.04 shall survive indefinitely, and (b) Section 3.10, Section 3.12, Section 3.18, Section 3.20, Section 3.22, and Section 3.27 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02      Indemnification By Stockholders and Principals. Subject to the other terms and conditions of this Article VIII, the Stockholders and each of the Principals, jointly and severally, shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Company and/or the Principals contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Principals pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)            any Action by any Stockholder, Optionholder, Warrantholder, Automatic Convertible Note holder, Non-Automatic Convertible Notes holder, holder of Restricted Stock Units, or any other Person relating to such Person's rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)           any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon;

(e)            any Transaction Expenses or Indebtedness of the Company or any of its Subsidiaries outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration in accordance with this Agreement; or

(f)            [redacted]

Section 8.03      Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Stockholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04      Certain Limitations. The indemnification provided for in Section 8.03 shall be subject to the following limitations:

(a)            The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Purchase Consideration.

(b)           For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05      Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative and Principals, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement.

(a)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder or any of the Principals, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative, Principals, and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)            Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06      Payments; Indemnification Escrow Fund.

(a)            Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)           Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall, except as otherwise provided herein, be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Principals, jointly and severally, in an amount up to the amount of their respective Principal Notes. With respect to payments from the Indemnification Escrow Fund for Losses payable to a Parent Indemnitee, the number of shares of Parent Common Stock to be delivered to Parent from the Indemnification Escrow Fund shall be calculated by dividing the amount of Losses payable to such Parent Indemnitee pursuant to this Article VIII by fifty percent (50%) of the VWAP of the Parent Common Stock ending on the Business Day immediately preceding such payment date. Notwithstanding anything in this Agreement to the contrary, Parent Indemnitees shall have the right to require indemnification from the Principals in an amount up to the amount of their respective Principal Notes without first seeking shares of Parent Common Stock from the Indemnification Escrow Fund, and the exercise of such right shall not impair the right of Parent Indemnitees with respect to the Indemnification Escrow Fund.

(c)            Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall deliver shares remaining in the Indemnification Escrow Fund to the Stockholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares; provided, however that any fractional shares shall be rounded down and no fractional shares of Parent Common Stock shall be delivered, and any remaining shares of Parent Common Stock after such rounding down shall be returned to Parent; and provided, further, that such shares shall remain subject to the Lock Up Agreements, as applicable.

(d)           Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Parent shall have the right to set off or recoup all unpaid principal and accrued interest due to any of Mike Weinberger, John Darwin and/or Christian Hageseth under any or all of the Principal Notes against any Losses payable to a Parent Indemnitee pursuant to Article VIII with respect to any inaccuracy in or breach of any of the Fundamental Representations in an amount equal to one (1) times such Losses (100% of the applicable Losses).

(e)            Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Parent shall have the right to direct Parent’s transfer agent to transfer any, or all, of the shares of Parent Common Stock subject to any of the Lock Up Agreements to Parent to be applied against any Losses payable to a Parent Indemnitee pursuant to Article VIII by providing the Parent’s transfer agent written notice stating the number of shares of Parent Common Stock that the Parent Indemnitee is entitled to pursuant to pursuant to Article VIII. With respect to Losses payable to a Parent Indemnitee which can be satisfied from shares of Parent Common Stock subject to any of the Lock Up Agreements, the number of shares of Parent Common Stock to be delivered or transferred to Parent by Parent’s transfer agent shall be calculated by dividing the amount of Losses payable to such Parent Indemnitee pursuant to this Article VIII by fifty percent (50%) of the VWAP of the Parent Common Stock ending on the Business Day immediately preceding the date Parent provides such written notice to Parent’s transfer agent. None of the Principals shall have any further rights with respect to any and all shares of Parent Common Stock delivered or transferred to Parent pursuant to this Section 8.06(d).

Section 8.07      Tax Treatment of Indemnification Payments. All indemnification payments or distributions made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08      Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09      Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII (including, without limitation, any rights under the Principal Notes and/or Lock Up Agreements). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII . Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Parent;

(b)           by Parent by written notice to the Company if:

(i)             neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company's receipt of written notice of such breach from Parent; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 1, 2021, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided, however, that Parent’s or any of its Subsidiaries’ exercise of its or their sole and absolute discretion with respect to any approvals, determinations of sufficiency, or otherwise, shall not constitute a failure of Parent to perform or comply under this Section 9.01(b)(ii);

(c)            by the Company by written notice to Parent if:

(i)             the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 1, 2021, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Parent or the Company if:

(i)             there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)           if the Closing has not occurred by March 1, 2021; or

(iii)         if by December 31, 2020, the Company shall not have delivered to Parent a copy of the executed Written Consent evidencing receipt of the Requisite Company Vote.

Section 9.02      Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)            as set forth in this Article IX, Section 5.02(b) and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
Miscellaneous

Section 10.01   Stockholder Representative

(a)            By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)             give and receive notices and communications;

(ii)           authorize delivery to Parent of shares from the Indemnification Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII or from the Indemnification Escrow Fund for other purposes provided for in this Agreement;

(iii)         agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)          agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v)           litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi)          execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)        make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)      engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(ix)          take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, or by operation of Law, whether by death or other event.

(b)           The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder's Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

(c)            The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Stockholder Representative, Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Stockholder Representative under (i), from the Stockholders, jointly and severally. As soon as practicable after the date on which the final obligation of Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

Section 10.02   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	OCG, Inc. 100 Garfield Street Suite 400 Denver, CO 80206 Attention: Mike Weinberger Email: Mike@ocginc.com
with a copy to:	Dorsey and Whitney, LLP 1400 Wewatta Street Suite 400 Denver, CO 80202-5549 Attention: Michael Weiner Email: weiner.michael@dorsey.com
If to Parent or Merger Sub:	Item 9 Labs Corp. 2727 North 3rd Street Suite 201 Phoenix, Arizona 85004 E-mail: ABowden@item9labs.com Attention: Chief Executive Officer
with a copy to:	Quarles & Brady LLP Renaissance One Two North Central Avenue Phoenix, AZ 85004-2391 – USA Attention: Paul J. Valentine Email: Paul.Valentine@quarles.com

If to Principals:	c/o OCG, Inc. 100 Garfield Street Suite 400 Denver, CO 80206 Attention: Mike Weinberger Email: Mike@ocginc.com
If to Stockholder Representative:	Mike Weinberger 100 Garfield Street Suite 400 Denver, CO 80206 Email: Mike@ocginc.com

Section 10.04   Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07   Entire Agreement. This Agreement, the Ancillary Documents and other agreements to be delivered in connection herewith constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, other agreements to be delivered in connection herewith, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09   No Third-party Beneficiaries. Except as provided in Section 5.08, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN MARICOPA COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.12   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCG, Inc., a Colorado corporation
By_____________________ Name: John Darwin Title: President

Item 9 Labs Corp., a Delaware corporation
By_____________________ Name: Andrew Bowden Title: CEO

I9 Acquisition Sub, Inc., a Delaware corporation
By_____________________ Name: Andrew Bowden Title: President
PRINCIPALS By_____________________ Name: Mike Weinberger By_____________________ Name: John Darwin By_____________________ Name: Christian Hageseth

STOCKHOLDER REPRESENTATIVE
By_____________________ Name: Mike Weinberger